Exhibit 10.1

Carlisle Companies Incorporated 16430 N. Scottsdale Road, Suite 400 Scottsdale AZ 85254 Phone: 480.781.5000

PRIVATE & CONFIDENTIAL

TO:                                                   John W. Altmeyer

FROM:                              D. Christian Koch

DATE:                                 August 22, 2018

This letter agreement (the “Agreement”) outlines the terms and conditions of your retirement from Carlisle Companies Incorporated and, to the extent applicable, its subsidiaries and affiliates (collectively, the “Company”).

1.                                     You will continue to be employed by the Company as President of Carlisle Construction Materials LLC (“CCM”) until September 12, 2018 (the “Retirement Date”).  Thereafter, until December 31, 2019, subject to Paragraph 13 below, you agree to provide services to the Company as a consultant to assist with a smooth transition of your position as may be requested by the President and Chief Executive Officer of the Company, including attendance and participation in meetings with constituents of the Company.

2.                                     In consideration of your agreement above and the Covenants and release described below, the Company agrees to provide you the following severance benefits, subject to Paragraph 13 below: (i) payment of 100% of your current $834,000 base annual salary through December 31, 2019, in equal installments as part of the Company’s payroll; (ii) a full year cash bonus payment with respect to 2018 based on a target bonus opportunity of 75% of $834,000, adjusted by the level of achievement of the financial performance measures established for CCM for 2018 (applied consistent with past practices), such payment to be determined and made following the Compensation Committee’s approval in February 2019 but in all events no later than March 15, 2019; (iii) a full year cash bonus payment of $625,500 with respect to 2019, such payment to be made in 2020 but no later than February 15, 2020; (iv) a cash payment of $1,251,000, representing the cash equivalent value of 2019 equity awards based on 150% of $834,000, such payment to be made no later than February 15, 2019; and (v) reimbursement monthly of the cost of COBRA coverage for you and your eligible dependents for medical, dental and vision through the earlier of (A) December 31, 2019, or (B) provision of coverage for the applicable benefit from your new employer.  All severance benefits hereunder will be subject to applicable withholding taxes.

3.                                     The original vesting and remaining exercise periods of all of your Option Rights (as defined in the applicable award agreements) will remain in effect and your rights will continue to be governed by the Company’s Incentive Compensation Program (the “Program”) and the applicable Nonqualified Stock Option Agreements.  You may also continue to participate in the Company’s “cashless exercise program”, as may be in effect from time to time.

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4.                                     All of your outstanding Restricted Shares will vest as of the Retirement Date and be distributed to you and your rights thereunder will continue to be governed by the Program and the applicable Restricted Share Agreements.

5.                                     All of your outstanding Performance Shares shall remain outstanding and shall be earned based on attainment of the management objective established for each respective period, and your rights thereunder will continue to be governed by the Program and the applicable Performance Share Agreements.

6.                                     Your balances in the Company’s 401(k), retirement, supplemental retirement, or deferred compensation plans are fully vested and, except for the supplemental retirement plan payments, not subject to forfeiture under the terms of such plans and will be distributable to you based on the Retirement Date in accordance with the terms of such plans; provided that you will only be deemed to have engaged in “Gross Misconduct” as defined in the supplemental retirement plan if you breach any of the Covenants in Paragraph 9 below.  You shall also be entitled to reimbursement of the reasonable and necessary business expenses incurred and documented by you in connection with any consulting provided by you pursuant to Paragraph 1 above and for calendar years 2018 and 2019, to continued participation in the Company’s Matching Gifts for Education Program, as may be then in effect and applicable to the Company’s division presidents and reimbursement for tax return preparation and financial advisory services fees for such years up to $10,500 for each such year.

7.                                     The above amounts represent all the amounts payable to you in connection with your retirement.

8.                                     You agree that on or before September 10, 2018, you will return to the Company all reports, files, memoranda, records and software, credit cards, identification badges and garage passes, door and file keys, computer access codes or discs and instructional manuals, and any other physical property that you received and/or prepared or helped prepare in connection with your employment with the Company and you will not retain any copies, duplicates, reproductions or excerpts thereof; provided that the Company confirms that you can retain your cell phone and number, your iPad and laptop computer (subject to the Company removing confidential information of the Company from such devices), your contact lists and any documents and/or information which relate to your compensation and/or retirement or which you reasonably believe are necessary for tax purposes.

9.                                     In consideration of the benefits described in this Agreement, you agree:

(a)                                 that for the period commencing on the date hereof and ending on February 28, 2020, you will not, as proprietor, partner, shareholder, director, officer, employee, investor or in any other capacity, own, engage in, conduct, manage, operate, control, participate in, be employed by, render services to or otherwise be associated with any business (irrespective of the form in which such business is conducted) which is competitive with the Company or any of its subsidiaries business conducted as of the Retirement Date (collectively, the “Covered Business”), provided, however, the foregoing shall not prevent you from owning not more than two percent (2%) of the issued and outstanding shares of a class of securities the securities of which are traded on a national security exchange or in the over-the-counter market;

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(b)                                that for the period commencing on the date hereof and ending on February 28, 2020, you will not solicit or employ any personnel employed by the Covered Business to become employed or otherwise affiliated with any entity of which you are employed or otherwise affiliated; and

(c)                                 you will not divulge to anyone any confidential or non-public information (financial and otherwise) relating to the Covered Business unless required by law or by any governmental, regulatory or self-regulatory agency or to the extent necessary in connection with any dispute between us with respect to this Agreement.

The restrictions contained in subclauses (a) – (c) are sometimes referred to herein as the “Covenants” and the Covenants supersede any other restrictions on your activities following the Retirement Date, including, without limitation, those set forth in your equity award agreements.

You further agree that any violation of the Covenants will cause serious and irreparable damage to the Covered Business and you agree that in the event of a violation of such provisions, the Covered Business may seek, in addition to any other rights or remedies, an injunction or restraining order.  The provisions contained in this Paragraph 9 are intended to limit disclosure and competition to the maximum extent permitted by law.  If it is finally determined that the scope or duration of any limitation is too excessive to be legally enforceable, then you agree the scope or duration of the limitation shall be the maximum scope or duration which is legally enforceable.

10.                              You agree that, except as may be required by law, court order, administrative regulation, or subpoena, or to enforce this Agreement, you shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that (i) accuses or implies that the Company engaged in any wrongful, unlawful or improper conduct, whether relating to your employment with the Company (or the termination thereof), the business or operations of the Company, or otherwise, or (ii) disparages, impugns or in any way reflects adversely upon the business or reputation of the Company or its customers, vendors, products or services.  If the Company or any of its employees, officers, or directors, disparages, impugns, or in any way makes a statement or communicates information which reflects adversely upon you, then you may properly respond without being in breach of this non-disparagement provision.  Nothing in this paragraph is intended to limit your right to give truthful testimony in a court of competent jurisdiction or to a governmental agency, when required to do so by subpoena, court order, law or administrative regulation.

11.                              Pursuant to the Defend Trade Secrets Act of 2016 (8 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal, and (ii) do not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Notwithstanding any provision in any agreement you have with the Company, you may disclose any confidential or non-public

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information (i) to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the United States Congress and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation or (ii) as required by law or order by a court; provided, however, you agree to notify the Company in advance if you are required to provide information or testimony in connection with any action brought by a non-governmental or non-regulatory person or entity.

12.                              In further consideration of the benefits described in this Agreement, you hereby release and discharge the Company and its present and former officers, directors, representatives, agents and employees in their individual and representative capacities to the fullest extent permitted by law, from all actions, causes of action, suits, charges, claims and complaints that you have or may have against the Company relating to acts, occurrences, or events arising on or before the date of this release including all claims involving the continuing effects of such acts, occurrences, or events whether known or unknown, asserted or unasserted.  You acknowledge that this release includes, to the fullest extent permitted by law, all rights and claims relating to your employment and scheduled separation from employment with the Company, whether before courts, administrative agencies, or other forums wherever situated; including, but not limited to, all common law claims and all claims under applicable Federal, state and local statutes, including, but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and the Americans With Disabilities Act.  Notwithstanding the above, this release does not release the Company from any rights you have under this Agreement to reimbursement of expenses under Paragraph 6, your rights to indemnification for third party claims (including advancement of expenses in connection therewith) or pursuant to any applicable directors’ and officers’ liability insurance policies or your rights as Company shareholder.  The Company also acknowledges that as of the date it executes this Agreement that it knows of no claims it has or may have against you (including any Grounds for Forfeiture, as defined in the Program) and that you do not owe it any monies.

13.                              The payments and/or benefits under this Agreement are intended to be either exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and this Agreement shall be interpreted consistent with this intent.  The Company agrees that on the Retirement Date you will incur a “separation from service” for purposes of Section 409A and, as such, will only be required to provide consulting services pursuant to Paragraph 1 consistent with your incurring a “separation from service” on the Retirement Date.  Your right to receive installment payments under this Agreement, including pursuant to subclause (i) of Paragraph 2 above, shall be treated as a right to receive a series of separate and distinct payments.  Given that you are a “specified employee” as of the Retirement Date, with respect to any payment or the provision of any benefit under Paragraph 2 above that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” (after applying all applicable exemptions), such payment or benefit shall be made or provided on the first business day following the expiration of the six (6)-month period measured from the Retirement Date (“Delay Period”) and upon such date, payments and benefits delayed pursuant to this sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  With respect to any payment

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constituting nonqualified deferred compensation subject to Section 409A: (i) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.  The Company also agrees the Company portion of any benefits under subclause (v) of Paragraph 2 above shall be taxable to you to the extent necessary for you to avoid taxes, penalties and/or interest under Section 105(h) of the Internal Revenue Code of 1986, as amended.

14.                              You acknowledge and agree that:

(a)                                 You have read, understand and have knowingly and voluntarily entered into this Agreement without fraud, duress or any undue influence;

(b)                                You have been advised to consult with, and did engage, an attorney prior to executing this Agreement;

(c)                                 You had twenty-one (21) days from the date of receipt of this Agreement to consider the terms of this Agreement, you fully understand all such terms, and your decision to sign this Agreement prior to expiration of the twenty-one (21) day period is knowing and voluntary and was not induced by the Company through fraud, misrepresentation or any threat to withdraw this Agreement;

(d)                                You are receiving payment and other consideration from the Company that you would not otherwise be entitled to; and

(e)                                 You are not waiving rights or claims that may arise after the date this Agreement is executed.

You have seven (7) days following your execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.

15.                              This Agreement will be governed by the laws of the State of Arizona and any proceeding arising out of or relating to this Agreement will be in the United States District Court for the District of Arizona or the Maricopa County, Arizona Superior Court, and you agree to be subject to the personal jurisdiction of these courts.

16.                              This Agreement sets forth the entire agreement between you and the Company with respect to the subject matter hereof and sets forth all amounts payable to you in connection with your retirement.  This Agreement may not be modified except by a writing signed by both parties.

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Please review and sign two copies of this Agreement as your acknowledgement and agreement to the above terms and conditions and return one copy to me.  The other copy is for your records.

CARLISLE COMPANIES INCORPORATED

By:	/s/ D. Christian Koch
D. Christian Koch
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ John W. Altmeyer
John W. Altmeyer

Dated:	September 4, 2018